EXHIBIT 12.1 UNIFRAX CORPORATION COMPUTATION OF RATIO OF EARNINGS TO
             FIXED CHARGES


                                                                         YEAR ENDED DECEMBER 31
                                                                  1999              2000            2001
                                                                  ----              ----            ----
                                                                             (IN THOUSANDS)

Earnings from continuing operations before
     income taxes and minority interest                       $   7,766         $  11,390        $ 12,885

Fixed charges

     Interest                                                    11,335            11,692          12,626

     Imputed interest on operating lease
         obligations                                                278               561             848
                                                          -------------     -------------    ------------
                                                                 11,613            12,253          13,474

Adjusted earnings available for payment of
     fixed charges                                        $      19,379     $      23,643    $     26,359
                                                          =============     =============    ============

Ratio of earnings to fixed charges                                 1.7                1.9             2.0
                                                          =============     =============    ============




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